EXHIBIT 4.5

ULURU Inc.

FIRST AMENDMENT
TO THE
2006 EQUITY INCENTIVE PLAN

WHEREAS, 2,000,000 shares of Common Stock, par value $0.001 per share, of ULURU Inc., a Nevada corporation (the “Company”), are currently reserved under the Company’s 2006 Equity Incentive Plan (the “Plan”); and

WHEREAS, the stockholders of the Company voted on May 8, 2007 during the Company’s annual stockholders meeting to approve and authorize this First Amendment to the Plan, pursuant to which the number of shares reserved under the Plan shall be increased as set forth herein.

NOW THEREFORE, the Plan is hereby amended as follows:

In Section 1.3 of the Plan, the number “2,000,000” is hereby deleted and replaced with the number “6,000,000.”

Except as expressly set forth above, all of the terms and provisions of the Plan shall remain in full force and effect and all references to the Plan shall hereinafter be deemed to be references to the Plan as amended by this First Amendment.

/s/ Terrance K. Wallberg
Terrance K. Wallberg
Vice President, Chief Financial Officer, Secretary & Treasurer